Exhibit 99.1

Chattem Announces Issuance of Common Stock in Exchange for 2% Convertible Notes

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--December 8, 2008--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, announced today that it has issued an aggregate of 487,123 shares of the Company’s common stock in exchange for $28,700,000 in aggregate principal amount of its outstanding 2% Convertible Senior Notes due 2013 (the “Notes”) in a privately negotiated transaction with a holder of the Notes. Following the exchange, which was completed on December 4, 2008, there is $96,300,000 principal amount outstanding of the $125,000,000 Notes originally issued in November 2006.

Zan Guerry, the Company’s Chairman and CEO, stated “We are pleased in today’s capital environment to be able to reduce our debt and further strengthen our balance sheet. Creating additional liquidity during a period of instability in the financial markets gives us greater flexibility to take advantage of future opportunities as we seek to continue to grow our business. The Company and certain of its affiliates may purchase additional outstanding debt of the Company from time to time if and as favorable opportunities arise.”

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “may,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the significant competition we face in the OTC healthcare, toiletries and dietary supplement markets, the possibility of additional product liability claims related to the recall of our Icy Hot® Heat Therapy products or alleged injuries from ingestion of Dexatrim®, general economic conditions and other risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2007, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

ABOUT CHATTEM

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond®, Selsun Blue®, ACT®, Cortizone-10® and Unisom®. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CONTACT:
Chattem, Inc.
Robert Long
Vice President and Chief Financial Officer
423-822-4450